Exhibit 10.12

24 September, 2007
Robert C. Larry	Level 5 Sims Group House
41 McLaren Street North Sydney NSW 2060 Australia
GPO Box 4155 Sydney NSW 2001
Phone 612 9956 9100 Facsimile 612 9954 9680
www.sims-group.com

Sims Group Limited ABN 69 114 838 630
Dear Rob,
Employment Agreement dated 1 July 2001 (amended 10 August 2005)
We refer to your employment agreement with Metal Management, Inc (MMI) dated 1 July 2001, and amended 10 August 2005 (Employment Agreement).
As you know, on the date of this letter, Sims Group Limited (Sims) intends to enter into an Agreement and Plan of Merger among Sims, MMI Acquisition Corporation and MMI (Merger Agreement). Under the terms of the Merger Agreement, if Closing occurs (as defined in that agreement):
•	MMI will merge with MMI Acquisition Corporation;

•	all common stock in MMI (other than that held by Sims) will convert into a right to receive American Depository Shares each representing a Sims Ordinary Share at the agreed exchange ratio set out in the Merger Agreement; and

•	MMI will become a wholly owned subsidiary of Sims.
The purpose of this letter is set out the changes to your Employment Agreement that we propose would become effective should Closing occur under the Merger Agreement. If these changes are acceptable to you and to MMI, please arrange to sign the attached copy of this letter and arrange to have it signed by MMI.
We confirm that the terms of this letter will not have any force or effect unless and until Closing occurs as defined in the Merger Agreement.
The amendments to the Employment Agreement are as follows:
*  *  *  *  *
1.	Employment

Position:	Group Chief Financial Officer of Sims

Reporting to:	Group Chief Executive Officer of Sims
2.	Term
The term of employment will continue through to close of business on 30 June 2012 and shall thereafter be extended in accordance with the terms of the Employment Agreement.
METAL RECYCLING | MANUFACTURING | ALUMINIUM | ENERGY | INTERNATIONAL | STEEL | PLASTICS | INDUSTRIAL | RECYCLING SOLUTIONS

3.	Compensation
(a) Base compensation: This will remain be adjusted to $US600,000 with effect from Closing and would then be subject to further amendment in accordance with the terms of the Employment Agreement.
(b) Annual bonus: The annual bonus arrangements shall continue to apply on the same basis as the existing arrangements but will be reset to apply for the period to 30 June 2008. Any entitlement will be paid in full at or before Closing.
From 1 July 2008, you will eligible to receive the an annual bonus of up to 100% of your Base Remuneration under the Sims Revised Short Term Incentive (STI) plan as determined by the Remuneration Committee consistent with the combined base salary and cash bonus earnings potential under the Employment Agreement.
(c) Annual Restricted Stock Grant: All prior Annual Restricted Stock Grants made to you will vest in accordance with the terms of your Employment Agreement and the 2002 Stock Plan (including any grants made by MMI in respect of the period ending 30 June 2008 at or before Closing). You will become entitled to participate in the Sims LTI for an amount equal to 100% of your Base Compensation effective from 1 July 2008 and thereafter to annual grants under the Sims LTI.
4.	Other terms
Life insurance and auto allowance consistent with past practice. Vacation will be 5 weeks per fiscal year of Sims and any unutilised vacation will be forfeited. All other terms of your Employment Agreement remain unamended.
5.	Confirmation as to effect of this letter
You hereby agree and confirm that none of the employment changes or terms contained in this letter shall trigger an entitlement by you (other than vesting of all stock grants) to the payments and benefits described in Section 4(c) of your original employment agreement dated 1 July 2001, or those described in Sections 2 and/or 3 of your amended employment agreement dated 10 August 2005, or otherwise constitutes constructive discharge.
If you agree with the terms of this letter, please sign the attached copy of this letter, arrange for it to be signed by MMI and then returned on or before the time of execution of the Merger Agreement.
Yours sincerely
/s/  Paul Mazoudier
PAUL MAZOUDIER
Chairman

Signed:	/s/ Robert Larry

ROBERT LARRY
Dated:	10/10/07